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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement of El Paso Energy Corporation, El Paso Energy Capital Trust II and El Paso Energy Capital Trust III on Form S-3 (Registration Nos. 333-42713, 02, 03) of our report dated March 12, 1998, on our audits of the consolidated financial statements and financial statement schedule of El Paso Natural Gas Company as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K of El Paso Natural Gas Company for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."


PricewaterhouseCoopers LLP


Houston, Texas
September 4, 1998